Contact:	Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

William K. Butler, Jr. Named
Chief Operating Officer of Aaron Rents, Inc.

ATLANTA, August 11, 2008 - The Board of Directors of Aaron Rents, Inc. (NYSE: RNT), the nation’s leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, has elected William K. Butler, Jr. Chief Operating Officer. Mr. Butler, 55, formerly was President of the Company’s Aaron’s Sales & Lease Ownership division.
Mr. Butler’s election was announced by R. Charles Loudermilk, Sr., Chairman of the Board of Directors. “We are very pleased to have Ken Butler assume the responsibilities of Chief Operating Officer of the Company, and feel that his industry knowledge, skills, and experience will enable us to continue our strong growth and performance well into the future,” Mr. Loudermilk, Sr. stated.
Robert C. Loudermilk, Jr., President and Chief Executive Officer, added, “Ken Butler is a great asset to the Company and has earned his new role as COO. I look forward to working with him as we continue to build the business.”
Mr. Butler started his career with Aaron Rents in 1974 as a Store Manager. He advanced to Regional Manager, first in the Washington/Baltimore Region and then in the Western Region, as the Company was then organized. He was promoted to National Merchandising and Sales Manager in 1983, Vice President of the Aaron’s Rental Purchase division, now known as the Aaron’s Sales & Lease Ownership division, in 1986, and in 1995 was promoted to President of the division.
Under Mr. Butler’s leadership, Aaron’s Sales & Lease Ownership has grown from infancy to more than 1,500 Company-operated and franchised stores. The division is the Company’s growth leader and its franchise program ranks among the top U.S. franchisors in national surveys.
Aaron Rents, Inc., based in Atlanta, currently has a total of more than 1,570 Company- operated and franchised stores in 48 states and Canada.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.